Exhibit 99.1

VPR Brands, LP announces Second Quarter 2018 Results

FORT LAUDERDALE, FL--(August 17, 2018) - VPR Brands, LP (OTC PINK: VPRB), a market leader specializing in accessories and vaporizers for essential oils, cannabis concentrates and extracts as well as cannabidiol (CBD),  has released its second quarter 2018 and year to date results of operations.

"So far in 2018, we have been able to increase our sales at a healthy rate while also increasing our gross profit margins, which has made the Company operationally profitable,” said Kevin Frija, the Company’s CEO. “We believe that we now have the foundation set for positive growth and can move ahead on the next phase of our plan for 2019 and beyond."

Results of Operations for the Six months Ended June 30, 2018 Compared to the Six months Ended June 30, 2017

Revenues

Our revenue for the six months ended June 30, 2018 and 2017 was $2,217,337 and $1,823,341, respectively. The increase is primarily a result of increasing sales of Honeystick and Goldline CBD products through existing sales channels, the addition of new wholesale and distribution level accounts and expansion of the Company’s product lines. The Company has also seen sales expansion through its web presence with increases in sales on its e-commerce websites.

Cost of Sales

Cost of sales for the six months ended June 30, 2018 and 2017 was $1,219,338 and $1,136,930, respectively. The increase is a result of increased sales during the six months ended June 30, 2018 due to the Company’s introduction of new product lines. The Company continues to work with manufacturers to further reduce costs and practice greater economies of scale in core products to remain competitive and minimize the cost of sales.

Operating Expenses

Operating expenses for the six months ended June 30, 2018 were $904,523 as compared to $1,088,196 for the six months ended June 30, 2017. The decrease in expenses is due to reduced general, selling and administrative costs as a result of lower payroll and professional fees for the six months ended June 30, 2018. In the second quarter of 2018, the Company was finally able create greater operational efficiency.

Other Expense

Other expense for the six months ended June 30, 2018 and 2017 was expenses of $401,904 and $233,480, respectively. The increase is a result of the loss on the extinguishment of debt in the six months ended June 30, 2018. There were fewer conversions in the prior year.  The loss was offset by lower interest in the six months ended June 30, 2018 as a result of lower loan balances during 2018 and gains on the change in derivative liability.

Net Loss

Net loss for the six months ended June 30, 2018 was $345,793 compared to a net loss of $635,265 for the six months ended June 30, 2017. The net loss decreased primarily as the result of higher sales and operating income in the six months ended June 30, 2018.

Results of Operations for the Three Months Ended June 30, 2018 Compared to the Three Months Ended June 30, 2017

Liquidity and Capital Resources

The Company used cash in operating activities of $220,641 for the six months ended June 30, 2018 as compared to $383,785 used in the six months ended June 30, 2017. The decrease in cash used is mainly a result of the lower loss for the year.  During the six months ended June 30, 2018 and 2017, the Company was provided cash from financing activities of $171,343, of which $600,005 was proceeds from the notes payable offset by $428,662 of payments to the notes. The Company had separate private placements in 2017 of $75,000 and draws on notes with DiamondRock, LLC for $225,000.

Assets

At June 30, 2018 and December 31, 2017, we had total assets of $699,769 and $471,101, respectively. Assets consist primarily of inventory, accounts receivable, intangible assets and prepaid expenses in 2018 and 2017.

Liabilities

Our total liabilities were $1,060,726 at June 30, 2018, compared to $1,302,743 at December 31, 2017. The decrease was primarily due to a decrease in derivative liabilities as the notes are due in six months.

Although our sales are not segregated by brand or product category, our primary revenue source is from vaporization devices specifically created for use with medical cannabis and recreational marijuana. These devices are specifically created for use with extract oils and concentrates which are vaped, providing optimal results and the best experience for patients and recreational users. Vaporizers are far more convenient and discrete compared to traditional cannabis use methods. These units are compact, easy to carry and concealable. Modern cannabis vaporizers do not emit distinct and lingering odors that are affiliated with traditional marijuana use. We believe that portable vaporizers are the fastest growing delivery mechanism for marijuana. Our team is currently working with other market leaders within the cannabis growth and extraction industries to innovate and further educate the marketplace on its advantages.

Dan Hoff, the Company’s COO, commented, "Our second quarter results show that VPR Brands is gaining more momentum as our team continues to add innovative products to our existing lines and expand our distribution networks. We’ve also gained a greater e-commerce presence. We are excited to continue expanding our sales channels, operating efficiency, and product dynamic."

About Honey Stick:

Honey Stick is a lifestyle brand that combines the features of high tech, high performance, dependability and affordability when it comes to upper tier vaporizers. From being the first to market in creating a Sub Ohm Vaporizer to the latest Rippo, the honey stick teams works with a vast network of growers, extractors, and industry figures to bring the needs of patients and recreational users to life. Honey Stick sells online and through a diverse network of distributors, e-tailors, dispensaries and smoke shops. For more information about VPR Brands, please visit the company on the web at http://www.vapehoneystick.com.

About VPR Brands LP:

VPR Brands is a technology company whose assets include issued U.S. and Chinese patents for atomization related products including technology for medical marijuana vaporizers and electronic cigarette products and components. VPR Brands is also engaged in product development for the vapor or vaping market, including e-liquids, vaporizers and electronic cigarettes (also known as e-cigarettes) which are devices which deliver nicotine and or cannabis through atomization or vaping, and without smoke and other chemical constituents typically found in traditional products. For more information about VPR Brands, please visit us on the web at www.vprbrands.com.

Forward-Looking Statements:
This news release contains statements that involve expectations, plans or intentions, and other factors discussed from time to time in VPR Brands’ Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. We caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact Information:

VPR Brands, LP

Kevin Frija CEO

(954) 715-7001

info@vprbrands.com